Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-132936-14
July 31, 2008

STRUCTURED PRODUCTS

Callable Yield Notes (the “CYNs”) ■ Linked to: 3 Equity Indices (SPX | RTY | SX5E) ■ 1 Year | 12.00%p.a. interest | [65-67]% Knock-In

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities.  Credit Suisse has filed a registration statement (including preliminary pricing supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the pricing supplement No. U3 subject to completion dated July 30, 2008, prospectus supplement dated March 24, 2008 and prospectus dated March 29, 2007 to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities.  You should, in particular, review the “Risk Considerations” section herein and the “Risk Factors” section of the pricing supplement and prospectus supplement, which set forth a number of risks related to the securities.  You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the pricing supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

You may access the preliminary pricing supplement at: http://sec.gov/Archives/edgar/data/1053092/000104746908008551/a2187089z424b2.htm
Indicative Terms, July 31, 2008 (Subject to Change) CALLABLE YIELD NOTES - OVERVIEW

Callable Yield Notes (the “CYNs” or the “securities”) allow investors to receive a quarterly interest payment, regardless of the movements in the Reference Indices.  The CYNs will pay 100% of the principal amount if the level of each Reference Index does not reach or fall below its respective Knock-In Level at any time on any day from and excluding the day on which the securities are priced for initial sale to the public, the Trade Date, to and including the Valuation Date. Otherwise, investors may receive less than 100% of the principal amount relative to the percentage change from the Initial Level to the Final Level of the Lowest Performing Reference Index.  Furthermore, the Issuer has the right to call the CYNs for Early Redemption on each Early Redemption Date. If the CYNs are redeemed, investors will receive 100% of the principal amount plus any accrued but unpaid interest to the Early Redemption Date.

INDICATIVE PRODUCT TERMS:

Security Codes:	CUSIP: 22546ECV4 | ISIN: US22546ECV48	2) If a Knock-In Event occurs, the Redemption
Issuer:	Credit Suisse, acting through its Nassau Branch	Amount will equal the principal amount times
	(Aa1/AA-)*	the sum of one plus the percentage change
Distributor:	Credit Suisse Securities (USA) LLC	from the Initial Level to the Final Level of the
Denomination:	Minimum initial purchase of U.S. $1,000 per Note	Lowest Performing Reference Index, subject to
	and integral multiples of U.S. $1,000 thereafter	a maximum of zero
Interest Rate:	12.00% p.a. payable quarterly in arrears (30/360)	Lowest Performing	The Reference Index for which the lowest
Interest Payment Dates:	Quarterly, unless redeemed earlier, on	Reference Index:	value is obtained from the following equation:
	November 28, 2008, February 27, 2009, May 29,	Final Level – Initial Level
	2009 and ending on the Maturity Date or Early	Initial Level
Redemption Date, whichever is earlier, subject to
the modified following business day convention.
Early Redemption:	The Issuer has the right to call the CYNs in whole
	for Early Redemption on any Interest Payment	RELEVANT DATES:
	Date, each an Early Redemption Date. If the CYNs	Trade Date:	Expected to be August 26, 2008
	are redeemed, any accrued but unpaid interest	Settlement Date:	Expected to be August 29, 2008
	amount to the Early Redemption Date will be paid.	Valuation Date:	August 26, 2009
Notice of Early	5 business days prior to the Early Redemption	Maturity Date:	August 31, 2009
Redemption:	Date
Knock-In Level:	For each Reference Index, [65-67]% of the Initial	UNDERLYINGS:
	Level of such Reference Index			Initial	Knock-In
Knock-In Event:	If the level of any Reference Index reaches or falls	Reference Indices	Ticker	Level	Level
	below its Knock-In Level at any time from	S&P 500® Index	SPX <INDEX>	TBD	TBD
	but excluding the Trade Date to and including the	Russell 2000® Index	RTY <INDEX>	TBD	TBD
	Valuation Date	Dow Jones EURO	SX5E<INDEX>	TBD	TBD
Initial Level:	For each Reference Index, the closing level of	STOXX 50® Index
such Reference Index on the Trade Date

* A credit rating is not a recommendation to buy, sell or hold the securities,  and may be subject to revision or withdrawal at any time by the assigning rating agency.  Each credit rating should be evaluated independently of any other credit rating.  Any rating assigned to the securities does not enhance, affect or address the likely performance of the securities other than the ability of the Issuer to meet their obligations.

Final Level:	For each Reference Index, the closing level of
such Reference Index on the Valuation Date
Redemption Amount:	The Redemption Amount of the securities will
depend on the individual performance of each
Reference Index. Subject to Early Redemption,
the Redemption Amount in cash at maturity
depends on whether a Knock-In Event occurs:
1) If a Knock-In Event does not occur, the
principal amount.

Credit Suisse • Structured Retail Products • 11 Madison Ave, NY, NY 10010 • 1-888-537-4898 • structured.notes@credit-suisse.com

STRUCTURED PRODUCTS

PRODUCT SNAPSHOT

Who Should Invest in the CYNs:

■             Investors who are neutral to mildly bullish on the Reference Indices and looking to receive an above-market interest payment versus comparable fixed income investments.  Investors who are comfortable with the possibility of losing part or all of their principal amount of the securities in exchange for their above-market interest payment and who also do not expect any of the Reference Indices to decline below their relevant Knock-In Level.

Hypothetical Upside Scenario:

■             If a Knock-In Event does not occur, investors receive back 100% of their initial investment.  Investors receive their quarterly interest payments regardless of the performance of the Reference Indices.

Hypothetical Downside Scenario:

■             If a Knock-In Event does occur, investors participate in 100% of the losses of the Lowest Performing Reference Index, up to 100% of the principal amount. Investors receive their quarterly interest payments regardless of the performance of the Reference Indices.

TABLE 1:  This table represents the hypothetical Redemption Amount at maturity and the total payment over the term of the securities on a $1,000 investment in the securities if a Knock-In Event DOES NOT occur on any day from but excluding  the Trade Date to and including the Valuation Date, assuming that the securities have not been redeemed prior to maturity.

Principal Amount of Securities	Lowest Performing Reference Index Return	Redemption Amount (Knock-In Event does not occur*)	Total Interest Payment on the Securities	Total Payment
$1,000	50%	$1,000	$120	$1,120
$1,000	40%	$1,000	$120	$1,120
$1,000	30%	$1,000	$120	$1,120
$1,000	20%	$1,000	$120	$1,120
$1,000	10%	$1,000	$120	$1,120
$1,000	0%	$1,000	$120	$1,120
$1,000	-10%	$1,000	$120	$1,120
$1,000	-20%	$1,000	$120	$1,120
$1,000	-30%	$1,000	$120	$1,120
$1,000	-40%	N/A	N/A	N/A
$1,000	-50%	N/A	N/A	N/A

* Assuming that the Knock-In Level for each Reference Index is 66% of the Initial Level of such Reference Index.

TABLE 2:  This table represents the hypothetical Redemption Amount at maturity and the total payment over the term of the securities on a $1,000 investment in the securities if a Knock-In Event DOES occur on any day from but excluding the Trade Date to and including the Valuation Date.

Principal Amount of Securities	Lowest Performing Reference Index Return	Redemption Amount (Knock-In Event occurs)	Total Interest Payment on the Securities	Total Payment
$1,000	50%	$1,000	$120	$1,120
$1,000	40%	$1,000	$120	$1,120
$1,000	30%	$1,000	$120	$1,120
$1,000	20%	$1,000	$120	$1,120
$1,000	10%	$1,000	$120	$1,120
$1,000	0%	$1,000	$120	$1,120
$1,000	-10%	$900	$120	$1,020
$1,000	-20%	$800	$120	$920
$1,000	-30%	$700	$120	$820
$1,000	-40%	$600	$120	$720
$1,000	-50%	$500	$120	$620

Credit Suisse • Structured Retail Products • 11 Madison Ave, NY, NY 10010 • 1-888-537-4898 • structured.notes@credit-suisse.com

Investment Considerations

The securities are not principal-protected. An investment in the securities is not principal-protected and you may receive less at maturity than you originally invested in the securities, or you may receive nothing. If the level of any Reference Index reaches or falls below its Knock-In Level at any time on any day from but excluding the Trade Date to and including the Valuation Date, and the level of the Lowest Performing Reference Index on the Valuation Date is less than its Initial Level, you will bear the full effect of the depreciation in the Lowest Performing Reference Index. In this case, the Redemption Amount may be less than the principal amount of your securities and you could lose your entire investment.

The securities will not pay more than the principal amount, plus accrued and unpaid interest, at maturity or upon Early Redemption. The amount paid at maturity or upon Early Redemption will never exceed the principal amount of your securities. If the Final Level of each Reference Index is greater than its respective Initial Level (regardless of whether a Knock-In Event has occurred), you will not receive the appreciation of any of the Reference Indices. The maximum Redemption Amount is the principal amount of your securities.

If a Knock-In Event occurs, your return will be based on the performance of the Lowest Performing Reference Index. If a Knock-In Event occurs, your return will be based on the performance of the Lowest Performing Reference Index. This will be true even if the level of the Lowest Performing Reference Index never reached or fell below its Knock-In Level at any time on any day from and including the Trade Date to and including the Valuation Date.

We may redeem the securities at our option, which limits your ability to accrue interest over the full term of the securities.  We may redeem all of the securities on any Interest Payment Date on or after November 28, 2008 upon at least five business days notice. If we redeem the securities, you will receive only the principal amount of your securities and any accrued but unpaid interest to the Early Redemption Date. In this case, you will lose the opportunity to continue to accrue and be paid interest to the scheduled Maturity Date. It is more likely that we will redeem the securities prior to the Maturity Date if a Knock-In Event has not occurred. If we redeem the securities prior to the Maturity Date, you may be unable to invest in other securities with similar level of risk that yield as much interest as the securities.

There may be little or no secondary market for the securities.  The securities will not be listed on any securities exchange. We cannot assure you that a secondary market for the securities will develop. Credit Suisse Securities (USA) LLC currently intends to make a market in the securities, although it is not required to do so and may stop making a market at any time. If you have to sell your securities prior to maturity, you may have to sell them at a substantial loss.

The market value of the securities may be influenced by many factors that are unpredictable. Many factors, most of which are beyond our control, will influence the value of the securities and the price at which Credit Suisse Securities (USA) LLC may be willing to purchase or sell the securities in the secondary market, including:

• the current level of the Reference Indices;
• interest and yield rates in the market;
• the volatility of any of the Reference Indices;
• the early redemption feature;
• economic, financial, political and regulatory or judicial events that affect the stocks underlying the Reference Indices or stock markets generally and which may affect the level of any of the Reference Indices;
• the time remaining to the maturity of the securities;
• the dividend rate on the stocks underlying the Reference Indices; and
• Credit Suisse’s creditworthiness.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

@ 2008 Credit Suisse and/or its affiliates.  All rights reserved.

Credit Suisse • Structured Retail Products • 11 Madison Ave, NY, NY 10010 • 1-888-537-4898 • structured.notes@credit-suisse.com